Exhibit 10.2

SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN
NOTICE OF GLOBAL RESTRICTED STOCK UNIT AWARD
GRANT ID NUMBER:

Unless otherwise defined herein, the terms defined in the ServiceNow, Inc. (the “Company”) 2012 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Global Restricted Stock Unit Award (the “Notice”).

Name:
You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the Global Restricted Stock Unit Award Agreement, including any appendix to the Global Restricted Stock Unit Award Agreement for Participant’s country (the “Appendix”) (the Restricted Stock Unit Award Agreement and the Appendix are collectively referred to as the “Agreement”).

Number of RSUs:

Date of Grant:

Expiration Date: The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date

Vesting Schedule: Subject to the limitations set forth in this Notice, the Plan and the Agreement, the RSUs will vest in accordance with the following schedule:

[ServiceNow to insert vesting schedule]

Exhibit 10.2
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant acknowledges and agrees to the following:

Participant understands that Participant’s employment or consulting relationship or service with the Company or a Parent or Subsidiary is for an unspecified duration and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company or Parent or Subsidiary. Participant also understands that this Notice is subject to the terms and conditions of both the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Agreement and the Plan. By accepting this RSU, Participant consents to the electronic delivery as set forth in the Agreement.

Exhibit 10.2
SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the ServiceNow, Inc. (the “Company”) 2012 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Global Restricted Stock Unit Award Agreement (the “Agreement”).

Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Global Restricted Stock Unit Award (the “Notice”) and this Agreement, including any appendix to this Agreement for Participant’s country (the “Appendix”).

1.Settlement. The RSUs shall be settled on or as soon as administratively practicable following each vest date under the vesting schedule set forth in the Notice (and in no event later than 2 1/2 months following the end of the year in which such vest date occurs), provided that Participant continues to provide services to the Company or any Subsidiary or affiliate through such vest date. Settlement of RSUs shall be in Shares.

2.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right dividends or to vote such Shares.

3.Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.

4.Non-Transferability of RSUs. RSUs may not be transferred in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5.Termination. If Participant’s service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

6.Withholding Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU and the subsequent sale of Shares acquired pursuant to such settlement; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Exhibit 10.2
Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
a.withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer;

b.withholding from proceeds of the sale of Shares acquired upon settlement of the RSU either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization);

c.withholding in Shares to be issued upon settlement of the RSU, provided the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amounts; or

d.any other arrangement approved by the Committee.

However, if Participant is subject to Section 16 of the Exchange Act and there is an obligation to withhold Tax-Related Items, then the Company will withhold in Shares pursuant to (iii) or (iv) above, unless the use of such withholding method has problematic and/or materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied pursuant to (i).

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in Participant's jurisdiction(s), in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the Tax-Related Items withholding.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

7. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Exhibit 10.2
8. Appendix. Notwithstanding any provisions in this Agreement, the RSUs grant shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to another country, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

9. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

10. Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement (including the Appendix) and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

11. Entire Agreement; Enforcement of Rights. This Agreement (including the Appendix), the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

12. Conditions to Issuance; Compliance with Laws and Regulations. The issuance of Shares and any restriction on the sale of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations, with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer and with any exchange control restrictions. Further, notwithstanding any other provision of this Agreement, the Company shall not be required to issue Shares following the lapse of any such reasonable period of time following the vest date as the Company may from time to time establish for reasons of administrative convenience in accordance with Section 409A of the Code.

13. Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Jose, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Exhibit 10.2
14. No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary, to terminate Participant’s service, for any reason, with or without Cause.

By Participant’s acceptance (whether in writing, electronically or otherwise) of the Notice, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement (including the Appendix). Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address. By acceptance of this RSU, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, the Appendix, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.

Exhibit 10.2
APPENDIX
SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to a Participant who resides outside the United States or who is otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix supplement the provisions of the Agreement, unless otherwise indicated herein. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant receives Shares or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the information contained herein may not be applicable in the same manner to Participant. In addition, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.

ALL PARTICIPANTS OUTSIDE THE U.S.

Terms and Conditions

1.Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

i.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

ii.the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

Exhibit 10.2
iii.all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

iv.the RSUs grant and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or services contract with the Company, the Employer or any Parent or Subsidiary;

v.Participant is voluntarily participating in the Plan;

vi.the RSUs and the Shares subject to the RSUs, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Participant’s employment or service contract, if any;

vii.the RSU and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;

viii.the RSU and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, pension, retirement or welfare benefits or similar mandatory payments;

ix.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

x.unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the shares of the Company;

xi.unless otherwise agreed with the Company, the RSUs and any Shares acquired thereunder, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;

xii.Participant acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement; and

xiii.no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of my employment agreement, if any), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees not to institute any claim against the Company, any of its Subsidiaries or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

Exhibit 10.2

2. Data Privacy Information and Consent.

The Company is located at 2225 Lawson Lane, Santa Clara, California 95054 U.S.A. and grants RSUs to Employees of the Company and its Subsidiaries and affiliates, at its sole discretion. If Participant would like to participate in the Plan, he or she should review the following information about the Company’s data processing practices.

i.Data Collection and Usage. The Company (as well as Participant’s Employer and the Company’s other Subsidiaries) collects, processes and uses personal data of Employees, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs canceled, vested, or outstanding in Participant’s favor, which the Company receives from Participant or the Employer. If the Company offers Participant a grant of RSUs under the Plan, then the Company will collect his or her personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company relies upon Participant’s consent for the processing of his or her personal data in this manner and as otherwise set out below.

ii.Stock Plan Administration Service Providers. The Company transfers Employee data amongst its’ Subsidiaries and affiliates and also to Fidelity Brokerage Services LLC or its affiliates (“Fidelity”) an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Participant’s data with another company that serves in a similar manner. By participating in the Plan, Participant gives his or her consent to such transfer of data, or to such alternative third party service provider that the Company may select in the future. The Company’s service provider will open an account for Participant to receive and trade Shares. Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.

iii.International Data Transfers. The Company and its service providers are based in the United States. If Participant is outside the United States, he or she should note that his or her country has enacted data privacy laws that are different from the United States. By participating in the Plan, Participant gives his or her consent to the transfer of his or her data to the United States, or to such other jurisdiction as may be necessary for the delivery of the Plan and administration thereof.

iv.Data Retention. The Company will use Participant’s personal data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as required to comply with, or satisfy, any legal or regulatory obligations, including under tax and security laws. The Company may also keep data longer as part of Participant’s normal employee file and record, based on such retention policy as may be notified from time to time.

v.Voluntariness and Consequences of Consent Denial or Withdrawal. Participant’s participation in the Plan and his or her grant of consent is purely voluntary. Participant may deny or withdraw his or her consent at any time. If Participant does not consent, or if he or she withdraws his or her consent, he or she cannot participate in the Plan. This would not affect Participant’s salary as an employee or his or her career; Participant would merely forfeit the opportunities associated with the Plan.

Exhibit 10.2
vi.Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her particular country. Depending on where Participant is based, his or her rights may include the right to (a) request access or copies of personal data the Company’s processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in his or her country, and/or (g) a list with the names and addresses of any potential recipients of his or her personal data. To receive clarification regarding Participant’s rights or to exercise his or her rights please contact Stock Plan Administration.

If Participant agrees with the data processing practices as described in this notice, he or she should declare his or her consent by accepting this Agreement on the Fidelity award acceptance page.

1.Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

2.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including Participant’s country and the designated broker’s country, which may affect Participant's ability to accept, acquire, sell or otherwise dispose of the Shares, rights to the Shares (i.e., RSUs) or rights linked to the value of the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before he or she possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant's responsibility to comply with any applicable restrictions and is encouraged to speak to his or her personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in his or her country.

3.Foreign Asset/Account Reporting. Participant’s country of residence may have certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold RSUs under the Plan or cash received from participating in the Plan (including sales proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such amounts, assets or transactions to the tax or other authorities in his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. Participant acknowledges that he or she is responsible for ensuring compliance with such regulations and should speak with her or her personal legal and tax advisors, as applicable, regarding this matter.

Exhibit 10.2
AUSTRALIA

Terms and Conditions

Australian Offer Document. The RSUs are granted pursuant to the Australian Offer Document. Participation in the Plan and the RSUs granted under the Plan are subject to the terms and conditions stated in the Australian Offer Document, in addition to the Plan, the Agreement and this Appendix. The Plan is intended to comply with the provisions of the Australian Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Instrument 13-0821, signed on 27 June 2013 and gazetted on 2 July 2013.

Notifications

Exchange Control Information. If Participant is an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on Participant’s behalf. If there is no Australian bank involved in the transfer, Participant will be required to file the report.

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the RSUs granted under the Plan, such that the RSUs are intended to be subject to deferred taxation.

AUSTRIA

Notifications

Foreign Asset/Account Reporting Information. If Participant holds Shares acquired under the Plan outside Austria, Participant may be required to submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not meet or exceed €30,000,000 or if the value of the Shares in any given year as of December 31 does not meet or exceed €5,000,000. If the former threshold is met or exceeded, quarterly obligations are imposed, whereas if the latter threshold is met or exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
A separate reporting requirement applies when Participant sells Shares acquired under the Plan or receives a dividend. In that case, there may be exchange control obligations if the cash proceeds are held outside Austria. If the transaction volume of all accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

Exhibit 10.2
BELGIUM

Notifications

Foreign Asset/Account Reporting Information. If Participant is a Belgian resident, he or she is required to report any bank or securities accounts, including an account in which Shares are held, opened outside Belgium in his or her annual tax return. The first time Participant reports such accounts, in a separate report, certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened) must be provided to the Central Contact Point of the National Bank of Belgium. The forms to complete this report, as well as additional information on how to complete the forms are available on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will apply when Shares acquired under the Plan are sold. Participant should consult with his or her tax or financial advisor for additional details on his or her obligations with respect to the stock exchange tax.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the RSUs, Participant acknowledges that Participant agrees to comply with applicable Brazilian laws and to report and pay any and all applicable taxes associated with participation in the Plan, including the vesting of the RSUs and the sale of Shares acquired under the Plan.

Labor Law Acknowledgment. By participating in the Plan, Participant acknowledges that (i) Participant is making an investment decision and (ii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to Participant.

Notifications

Foreign Asset/Account Reporting Information. If Participant is resident or domiciled in Brazil, Participant will be required to submit an annual declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include any Shares acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult his or her personal advisor in this regard.

Tax on Financial Transactions (“IOF”). Cross-border financial transactions related to the RSUs may be subject to the IOF (tax on financial transactions). Participant understands that he or she should consult with his or her personal tax advisor for additional details.

Exhibit 10.2
CANADA

Terms and Conditions

Vesting/Termination. This provision replaces Section 5 in the Agreement:

For purposes of the RSUs and except as expressly required by applicable legislation, Participant’s right to vest in the RSUs shall terminate effective as of the earlier of (a) the Termination Date, (b) the date upon which Participant receives a notice of Termination, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided, or (c) the last day on which Participant provides active services to the Employer. Participant will not earn, or be entitled to earn, any pro-rated vesting for that portion of time before the date on which Participant’s right to vest terminates, nor will Participant be entitled to any compensation for lost vesting. In the event that the date Participant is no longer actively providing services cannot be reasonably determined under the terms of the Agreement and the Plan, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination (including whether Participant may still be considered actively employed or actively providing services while on an approved leave of absence).

The following terms and conditions will apply if Participant is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed on the New York Stock Exchange.

Foreign Asset/Account Reporting Information. Participant may be required to report any foreign specified property on form T1135 (Foreign Income Verification Statement) if the total cost of Participant’s foreign specified property exceeds C$100,000 at any time in the year. Thus, Shares and RSUs must be reported - generally at nil cost - if the C$100,000 cost threshold is exceeded because of other foreign specified property held by Participant. When the Shares are acquired, their cost is generally the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition but if Participant owns Shares (e.g., acquired under other circumstances or at another time), this ACB may have to be averaged with the ACB of other Shares. The form T1135 generally must be filed by April 30 of the following year. Canadian residents should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

Exhibit 10.2
DENMARK

Terms and Conditions

Danish Stock Option Act. In accepting the RSUs, Participant acknowledges that he or she has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act.

Exclusion from Termination Indemnities and Other Benefits. This provision supplements Section 7 in the Agreement:

In accepting the RSU, Participant acknowledges that he or she understands and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.

Notifications

Foreign Asset/Account Reporting Information. If Participant establishes an account holding Shares or cash outside Denmark, Participant must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the RSUs, Participant confirms having read and understood the documents relating to this grant (the Plan, the Agreement, the Notice and this Appendix) which were provided in English language. Participant accepts the terms of those documents accordingly.

Consentement pour recevoir les informations en langue anglaise. En acceptant l’attribution, le Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan, le Contrat, l’Avis et cette Annexe) qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Exchange Control Information. Participant must declare to the customs and excise authorities any cash or securities he or she imports or exports without the use of a financial institution when the value of the cash or securities is equal to or exceeds €10,000. With respect to any foreign account balances exceeding €1,000,000, Participant must report any transactions carried out on those accounts to the Bank of France on a monthly basis.

Foreign Asset/Account Reporting Information. Participant may hold Shares acquired under the Plan outside of France provided he or she declares all foreign bank and brokerage accounts (including accounts opened or closed during the tax year) in Participant’s income tax return. Failure to comply could trigger significant penalties.

Exhibit 10.2
Tax Information. The RSUs are not intended to qualify for specific tax and social insurance treatment in France under Section L. 225-177 to L. 225-186-1.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the sale of securities must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant is responsible for obtaining the appropriate form from the bank and complying with the applicable reporting obligations.

Foreign Asset/Account Reporting Information. German residents holding Shares must notify their local tax office of the acquisition of Shares when they file their tax returns for the relevant year if (i) the value of the Shares acquired exceeds €150,000 and Participant owns 1% or more of the total Shares of the Company, or (ii) in the unlikely event that the resident holds Common Stock exceeding 10% of the Company’s total Common Stock.

HONG KONG

Terms & Conditions

Restriction on Sale of Shares. Shares received pursuant to the RSUs are accepted as a personal investment. To facilitate compliance with securities laws in Hong Kong, Participant agrees not to sell the Shares issued in settlement of the RSUs within six (6) months of the Date of Grant.

Notifications

Securities Law Notice: WARNING. The contents of the Plan, the Agreement and this Appendix have not been reviewed by any regulatory authority in Hong Kong. Participant should exercise caution in relation to the offer. If Participant is in any doubt about any of the contents of the Plan, the Agreement, or other incidental communication materials, Participant should obtain independent professional advice. The RSUs and the Shares to be issued pursuant to vesting of RSUs do not constitute a public offer of securities and are available only for Employees of the Company or any of its Subsidiaries participating in the Plan. The Plan, the Agreement, this Appendix and any other incidental communication materials distributed in connection with the RSUs (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible Employee of the Company or its Subsidiaries and may not be distributed to any other person.

Exhibit 10.2
INDIA

Notifications

Exchange Control Information. Due to exchange control restrictions in India, Participant understands that he or she is required to repatriate any proceeds from the sale of Shares acquired under the Plan to India and convert the proceeds into local currency within such time as prescribed under applicable Indian exchange control laws, as may be amended from time to time. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the funds and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan) in their annual tax returns. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult his or her personal advisor in this regard.

IRELAND

There are no country-specific provisions.

ISRAEL

Terms and Conditions

The following provisions apply to Participants who are in Israel on the Date of Grant.

Trustee Arrangement. Participant hereby agrees that the RSUs, as shall be granted to him or her by the Company under the Israeli Subplan to the Plan, shall be allocated under the provisions of the track referred to as the “Capital Gains Track,” according to Section 102(b)(2) and 102(b)(3) of the Israeli Income Tax Ordinance and shall be held by the trustee (the “Trustee”) for the periods stated in Section 102 (the “Holding Period”).

Participant hereby declares that:

a.Participant understands the provisions of Section 102 and the applicable tax track of this grant of RSUs.

b.Subject to the provisions of Section 102, Participant hereby confirms that Participant shall not sell and/or transfer the RSUs, or any Shares or additional rights associated with the RSUs, before the end of the Holding Period. In the event that Participant elects to sell or release the Shares or additional rights, as the case may be, prior to the expiration of the Holding Period, the sanctions under Section 102 shall apply to and shall be borne solely by Participant.
c.Participant understands that this grant of RSUs is conditioned upon the receipt of all required approvals from Israeli tax authorities.

d.Participant agrees to be bound by the provisions of the trust agreement with the Trustee.

Exhibit 10.2
e.Participant hereby confirms that he or she has: (i) read and understands this Agreement; (ii) received all the clarifications and explanations that he or she has requested; and (iii) had the opportunity to consult with his or her advisers before accepting this Agreement.

Written Acceptance. If Participant has not already executed a Section 102 Capital Gains Award Confirmation Letter (“Confirmation Letter”) in connection with grants made under the Israeli Subplan to the Plan, Participant must print, sign and deliver the signed copy of the attached Confirmation Letter within 45 days to the Trustee at the following address and the attention of: Vicky Harman, Account Manager, ESOP Trust Company, Aviv Tower, 7 Jabotinsky St. Ramat Gan, 52520 Israel. If the Trustee does not receive the signed Confirmation Letter within 45 days, the RSUs shall not qualify for preferential tax treatment.

The following provisions apply to Participants who transfer into Israel after the Date of Grant.

Settlement. The following provision replaces Section 1 of the Agreement.

Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Participant will be subject to an immediate forced sale restriction, pursuant to which all Shares acquired at vesting will be immediately sold and Participant will receive the sale proceeds less Tax-Related Items and applicable broker fees and commissions. Participant will not be entitled to hold any Shares acquired at vesting.

Notifications

Securities Law Information. The grant of the RSUs under the Plan is being made pursuant to an exemption from the requirement to file and publish a prospectus in Israel regarding the Plan obtained from the Israeli Securities Authority. Copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission will be made available by request. Alternatively, copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission will be available on the respective Fidelity online portal for employees.

ITALY

Terms and Conditions

Plan Document Acknowledgement. Participant acknowledges that by accepting the RSUs, Participant has been given access to the Plan document, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. Further, Participant specifically and expressly approves the following clauses of the Agreement: (i) Section 1 – Settlement; (ii) Section 6 – Withholding Taxes; (iii) Section 11 – Entire Agreement; Enforcement of Rights; (iv) Section 13 – Governing Law; Severability; and (v) Section 1 – Nature of Grant and Section 2 - Data Privacy Information and Consent of this Appendix.

Exhibit 10.2
Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold investments abroad or foreign financial assets (such as cash and Shares) that may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due, irrespective of their value. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets. The value of any Shares (and certain other foreign assets) Participant holds outside Italy may be subject to a foreign financial assets tax. The taxable amount is equal to the fair market value of the Shares on December 31 or on the last day the Shares were held (in such case, or when the Shares are acquired during the course of the year, the tax is levied in proportion to the number of days the Shares were held over the calendar year). No foreign financial assets tax will arise if the value of the foreign assets held abroad does not exceed a certain threshold. If Participant is subject to this foreign financial assets tax, Participant is responsible for reporting the value of his or her foreign assets and paying the foreign financial assets tax. Participant should contact Participant’s personal tax advisor for additional information about the foreign financial assets tax.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. Participant is required to report details of any assets held outside Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. Participant should consult with Participant’s personal tax advisor to determine if the reporting obligation applies to Participant’s personal situation.

MEXICO

Terms and Conditions

No Entitlement or Claims for Compensation. These provisions supplement Section 1 of this Appendix:

Modification. By accepting the RSUs, Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The grant of RSUs the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 2225 Lawson Lane, Santa Clara, CA 95054, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis, nor does it establish any rights between Participant and the Employer.

Exhibit 10.2
Plan Document Acknowledgment. By accepting the RSUs, Participant acknowledges that Participant has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by accepting the Agreement, Participant further acknowledges that Participant has read and specifically and expressly approved the terms and conditions in Section 1 of this Appendix, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent or Subsidiary are not responsible for any decrease in the value of the Shares underlying the RSUs.

Finally, Participant hereby declares that Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of Participant’s participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Parent or Subsidiary with respect to any claim that may arise under the Plan.

Spanish Translation

Sin derecho a compensación o reclamaciones por compensación. Estas disposiciones complementan el Sección 1 al Apéndice:

Modificación. Al aceptar las Unidades de Acciones Restringidas, el Empleado entiende y acuerda que cualquier modificación al Plan o al Contrato o su terminación no constituirá un cambio o perjuicio a los términos y condiciones de empleo.

Declaración de Política. El otorgamiento de Unidades de Acciones Restringidas que la Compañía está haciendo de conformidad con el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin responsabilidad alguna.

La Compañía, con oficinas registradas ubicadas en 2225 Lawson Lane, Santa Clara, CA 95054, EE.UU. es únicamente responsable de la administración del Plan y la participación en el Plan y la adquisición de Acciones no establece, de forma alguna, establecer una relación de trabajo entre el Empleado y la Compañía, ya que el Empleado está participa en el Plan de una base totalmente comercial, y tampoco establece ningún derecho entre el Empleado y el Patrón.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acciones Restringidas, el Empleado reconoce que el Empleado ha recibido copias del Plan, ha revisado el Plan y el Contrato en su totalidad y entiende y acepta completamente todas las disposiciones contenidas en el Plan y en el Contrato.

Adicionalmente, mediante la firma del Contrato, el Empleado reconoce que el Empleado ha leído y específica y expresamente ha aprobado los términos y condiciones del Sección 1 del Apéndice, en el que claramente se ha descrito y establecido que: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y cualquier empresa Matriz, Subsidiaria o afiliada no son responsables por cualquier disminución en el valor de las Acciones subyacentes a las Unidades de Acciones Restringidas.

Exhibit 10.2
Finalmente, el Empleado de acuerdo en que el Empleado no se reserva ninguna acción o derecho para interponer cualquier demanda o reclamación en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, por lo tanto, otorga finiquito al Patrón, la Compañía y cualquier empresa Matriz, Subsidiaria o afiliada con respecto a cualquier demanda o reclamación que pudiera surgir en virtud del Plan.

NETHERLANDS

Notifications

Labor Law Acknowledgment. By participating in the Plan, Participant acknowledges that the RSUs and Shares issued upon vesting are intended as an incentive for Participant to remain employed with the Employer and are not intended as remuneration for labor performed.

NEW ZEALAND

Notifications

Securities Law Information. Warning: This is an offer of rights to receive Shares underlying the RSUs to give Participant a stake in the ownership of the Company. Participant may receive a return if dividends are paid on the Shares.
If the Company runs into financial difficulties and is wound up, Participant will be paid only after all creditors and holders of preferred shares have been paid. Participant may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, Participant may not be given all the information usually required. Participant will also have fewer other legal protections for this investment.

Participant should ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.

The Shares are quoted or approved for trading on the New York Stock Exchange. This means that, if Participant vests in RSUs and Shares are issued to Participant, Participant can sell his or her investment on the New York Stock Exchange if there are buyers for it. If Participant sells his or her investment, the price he or she receives may vary depending on factors such as the financial condition of the Company. Participant may receive less than the full amount that he or she paid for it, if anything.

For information on risk factors impacting the Company’s business that may affect the value of the Shares, Participant should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://www.servicenow.com/company/investor-relations.html.

As noted above, Participant should carefully read the materials provided before making a decision whether to participate in the Plan. Participant is also encouraged to contact his or her tax advisor for specific information concerning Participant’s personal tax situation with regard to Plan participation.

Exhibit 10.2
NORWAY

There are no country-specific provisions.

PORTUGAL

Terms and Conditions

Language Consent. Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepts and agrees with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua. Participante pelo presente declara, expressamente, que tem pleno conhecimento da língua inglesa e que leu, compreendeu e totalmente aceita e concorda com os termos e condições estabelecidas no Plano e no Acordo.

Notifications

Foreign Asset/Account Reporting Information. If Participant holds Shares upon vesting of the RSUs, the acquisition of Shares should be reported to the Banco de Portugal for statistical purposes and to the Portuguese Tax Authorities. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on Participant’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, Participant is responsible for submitting the report to the Banco de Portugal and to the Portuguese Tax Authorities.

SINGAPORE

Terms and Conditions

Restriction on Sale of Shares. To the extent the RSUs vests within six (6) months of the Date of Grant, Participant may not dispose of the Shares acquired pursuant to the vesting of the RSUs, or otherwise offer the Shares to the public, prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to one or more exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Notifications

Securities Law Information. The RSUs are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made with a view to the RSUs or the underlying Shares being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Exhibit 10.2
Director Notification Obligation. If Participant is a director, associate director or shadow director of the Company’s Singapore Parent or Subsidiary, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Parent or Subsidiary in writing when Participant receives an interest (e.g., unvested RSUs, Shares, etc.) in the Company or any Parent or Subsidiary within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when Shares acquired at vesting are sold), or (iii) becoming a director, associate director or shadow director.

SOUTH AFRICA

Terms and Conditions

Withholding Taxes. The following provision supplements Section 6 of the Agreement:

By accepting the RSUs, Participant agrees that, immediately upon vesting and settlement of the RSUs, Participant will notify the Employer of the amount of any gain realized. If Participant fails to advise the Employer of the gain realized upon vesting and settlement, Participant may be liable for a fine. Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.

Notifications

Exchange Control Information. To participate in the Plan, Participant must comply with exchange control regulations and rulings in South Africa. Because the exchange control regulations are subject to change, Participant should consult Participant’s personal legal advisor prior to vesting and settlement of the RSUs to ensure compliance with current regulations. Participant is responsible for ensuring compliance with all exchange control laws in South Africa.

Securities Law Information. The grant of RSUs and the Shares issued pursuant to the vesting of RSUs are considered a small offering under Section 96 of the South Africa Companies Act, 2008 (Act No. 71 of 2008).

SOUTH KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end during the calendar year. Participant understands that Participant should consult with his or her personal tax advisor to determine how to value Participant’s foreign accounts for purposes of this reporting requirement and whether he or she is required to file a report with respect to such accounts.

SPAIN

Terms and Conditions

Termination and Nature of Grant. This provision supplements Section 5 the Agreement and Section 1 of this Appendix:

Exhibit 10.2
In accepting the RSUs, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

Participant understands and agrees that, as a condition of the grant of the RSUs, Termination for any reason (including the reasons listed below) will automatically result in the loss of the RSUs that may have been granted to Participant and that have not vested as of Participant’s Termination Date.

In particular, Participant understands and agrees that any unvested RSUs as of the Termination Date will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of a Termination by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. Participant acknowledges that he or she has read and specifically accept the conditions referred to in Section 5 of the Agreement and Section 1 of this Appendix.

Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees or service providers of the Company or a Parent or Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Parent or Subsidiary on an ongoing basis other than as set forth in this Agreement. Consequently, Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any Shares issued upon vesting of the RSUs are not part of any employment or service contract (either with the Company or any Parent or Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, Participant understands that the RSUs would not be granted to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs and any right to the RSUs shall be null and void.

Notifications

Securities Law Information. The grant of RSUs and the Shares issued pursuant to the vesting of RSUs are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. The Plan and the Agreement, including this Appendix, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

Exchange Control Information. Participant must declare the acquisition, ownership and sale of Shares to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness for statistical purposes. Generally, the declaration must be filed in January for Shares acquired or sold during (or held as of December 31 of) the prior year; however, if the value of the Shares purchased under the Plan or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the purchase or sale, as applicable.

Exhibit 10.2
Foreign Asset/Account Reporting Information. To the extent Participant holds assets (e.g., cash or Shares held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of asset (e.g., Shares, cash, and so on) as of December 31 each year, Participant is required to report information on such assets on his or her tax return for such year. After such assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets increases by more than €20,000 or if the ownership of the asset is transferred or relinquished during the year. The reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties. Accordingly, Participant should consult with his or her personal tax and legal advisors to ensure that Participant is properly complying with his or her reporting obligations.

Further, Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the relevant year or the balances in such accounts as of December 31st of the relevant year exceeds €1,000,000. Participant should consult with his or her personal tax or legal advisor for further information regarding his or her exchange control reporting obligations.

SWEDEN

Terms and Conditions

Withholding Taxes. The following provision supplements Section 6 of the Agreement:

Without limiting the Company’s and the Employer's authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 6 of the Agreement, in accepting the RSUs, Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Information. The RSUs are not intended to be publicly offered in or from Switzerland. Because the grant of the RSUs is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the RSUs or the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

Exhibit 10.2
UNITED ARAB EMIRATES

Notifications

Securities Law Information. The RSUs are available only for select employees of the Company and its Subsidiaries and are in the nature of providing employee incentives in the United Arab Emirates. The Agreement (including this Appendix), the Plan and other incidental communication materials are intended for distribution only to eligible employees for the purposes of an employee incentive scheme, and must not be delivered to, or relied on, by any other person.

The Dubai Creative Clusters Authority, Emirates Securities and Commodities Authority and/or the Central Bank of the United Arab Emirates have no responsibility for reviewing or verifying any documents in connection with the RSUs. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this Agreement nor taken steps to verify the information set out in it, and have no responsibility for it.

The securities to which this Agreement relate may be illiquid and/or subject to restrictions on their resale. Individuals should conduct their own due diligence on the securities.

Residents of the United Arab Emirates who do not understand or have questions regarding this Agreement (including this Appendix) or the Plan should consult an authorized financial adviser.

UNITED KINGDOM

Terms and Conditions

The following terms and conditions apply only if Participant is an Employee. No grants under this Agreement shall be made to Consultants or Directors resident in the United Kingdom.

Withholding Taxes. The following provisions supplement Section 6 of the Agreement:

Without limitation to Section 6 of the Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant understands that Participant may not be able to indemnify the Company for the amount of any income tax not collected from or paid by Participant within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs as it may be considered to be a loan and therefore, it may constitute a benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. Participant understands that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs (including Employer NICs, as defined below) due on this additional benefit, which may also be recovered from Participant by any of the means referred to in Section 6 of the Agreement.

Exhibit 10.2
National Insurance Contributions Acknowledgment. As a condition of participation in the Plan and the vesting of the RSUs, Participant agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer NICs from Participant by any of the means set forth in Section 6 of the Agreement.

If Participant does not enter into a Joint Election prior to the vesting of the RSUs or if approval of the Joint Election has been withdrawn by HMRC, the RSUs shall become null and void without any liability to the Company and/or the Employer.

Exhibit 10.2
SPECIAL NOTICE FOR EMPLOYEES IN DENMARK

EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Act on Stock Options in employment relations, as amended effective January 1, 2019 (the “Stock Option Act”), you are entitled to receive the following information regarding participation in the ServiceNow, Inc. 2012 Equity Incentive Plan (the “Plan”) in a separate written statement.

This statement contains only the information mentioned in the Stock Option Act, while the other terms and conditions of your restricted stock unit (“RSU”) grant are described in detail in the Plan, the Notice of Global Restricted Stock Unit Award (the “Notice”), the Global Restricted Stock Unit Award Agreement (the “Agreement”) and the applicable country-specific supplement, which have been made available to you.

1. Date of grant of unfunded right to receive stock upon satisfying certain conditions

The grant date of your RSUs is the date that the Company approved a grant for you, which is set forth in the Notice.

2. Terms or conditions for grant of a right to future award of stock

Only persons identified in Section 3 of the Plan are eligible to participate in the Plan. The grant of RSUs under the Plan is offered at the sole discretion of the Company and is intended to achieve the purposes identified in Section 1 of the Plan, including (among other things) encouraging share ownership in the Company by employees of the Company and any parents and subsidiaries that exist now or in the future. The Company may decide, in its sole discretion, not to make any RSU grants to you in the future. Under the terms of the Plan, the Agreement and the applicable country-specific supplement, you have no entitlement or claim to receive future RSU grants or awards in lieu of RSUs.

3. Vesting Date or Period

Generally, your RSUs will vest over a number of years, as provided in your Notice. Your RSUs shall be converted into an equivalent number of shares of the common stock of the Company upon vesting.

4. Exercise Price

No exercise price is payable upon the vesting of your RSUs and the issuance of shares of the Company’s common stock to you in accordance with the vesting schedule described above.

5. Your rights upon termination of employment

The treatment of your RSUs upon termination of employment will be determined in accordance with the termination provisions in the Agreement, pursuant to which your unvested RSUs will be cancelled and forfeited upon termination of employment. In the event of a conflict between the terms of the Agreement and the summary here, the terms set forth in the Agreement will govern your RSUs.

6. Financial aspects of participating in the Plan

Exhibit 10.2
The grant of RSUs has no immediate financial consequences for you. The value of the RSUs is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.

Shares of stock are financial instruments and investing in stock will always have financial risk. The future value of Company shares is unknown and cannot be predicted with certainty.

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, CA 95054
U.S.A.

Exhibit 10.2

SÆRLIG MEDDELELSE TIL MEDARBEJDERE I DANMARK
ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret m.v. i ansættelsesforhold som ændret pr. 1. januar 2019 (“Aktieoptionsloven”) er du berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger om deltagelse i ServiceNow, Inc.’s incitamentsordning - 2012 Equity Incentive Plan (“Planen”).

Denne erklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven, mens de øvrige vilkår og betingelser for din tildeling af restricted stock unit (“RSU”) er nærmere beskrevet i Planen, Notice of Global Restricted Stock Unit Award (“Meddelelsen”), Global Restricted Stock Unit Award Agreement (“Aftalen”) og det gældende landespecifikke tillæg, som du har modtaget.

1. Tidspunkt for tildeling af den vederlagsfri ret til at modtage aktier mod opfyldelse af visse betingelser

Tidspunktet for tildeling af RSU er den dato, hvor Selskabet godkendte din tildeling som anført i Meddelelsen.

2. Kriterier og betingelser for tildeling af retten til senere at få tildelt aktier

Kun de i Planens pkt. 3 anførte personer kan deltage i Planen. Tildelingen af RSU i henhold til Planen sker efter Selskabets eget skøn med henblik på at gennemføre de i Planens pkt. 1 anførte formål, herunder bl.a. at tilskynde medarbejdere i Selskabet samt dets nuværende og fremtidige datterselskaber og moderselskab til at eje aktier i Selskabet. Selskabet kan frit vælge ikke at tildele dig RSU fremover. I henhold til Planen, Aftalen og det gældende landespecifikke tillæg har du ikke nogen ret til eller noget krav på fremover at få tildelt RSU eller modtage øvrige tildelinger stedet for RSU.

3. Modningstidspunkt eller -periode

Dine RSU modnes som udgangspunkt over en årrække som anført i Meddelelsen. På modningstidspunktet konverteres dine RSU til et tilsvarende antal ordinære aktier i Selskabet.

4. Udnyttelseskurs

Der betales ingen udnyttelseskurs i forbindelse med modning af dine RSU og Selskabets udstedelse af ordinære aktier til dig i overensstemmelse med den ovenfor beskrevne modningstidsplan.

5. Din retsstilling i forbindelse med fratræden

RSU'erne vil i tilfælde af din fratræden blive behandlet i overensstemmelse med Aftalens bestemmelser, hvorefter ikke-modnede RSU'er bortfalder og fortabes ved ophøret af dit ansættelsesforhold. I tilfælde af uoverensstemmelse mellem bestemmelserne i Aftalen og dette sammendrag gælder Aftalens bestemmelser for RSU'erne.

Exhibit 10.2

6. Økonomiske aspekter ved at deltage i Planen

Tildelingen af RSU har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af RSUs indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige lovpligtige, vederlagsafhængige ydelser.

Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Den fremtidige værdi af Selskabets aktier er ukendt og kan ikke forudsiges med sikkerhed.

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, CA 95054
U.S.A.

Exhibit 10.2

SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN
ISRAEL

If you have not already executed a Section 102 Capital Gains Award Confirmation Letter (“Confirmation Letter”) in connection with grants made under the Israeli Subplan to the 2012 Equity Incentive Plan (the “Plan”), you must print, sign and deliver the signed copy of this Confirmation Letter within 45 days to the Trustee at the following address and the attention of: Vicky Harman, Account Manager, ESOP Trust Company, Aviv Tower, 7 Jabotinsky St. Ramat Gan, 52520 Israel. If the Trustee does not receive the signed Confirmation Letter within 45 days, the stock options and/or restricted stock units will not qualify for preferential tax treatment.

Section 102 Capital Gains Award Confirmation Letter

I hereby confirm and agree that the stock options and/or restricted stock units granted to me by ServiceNow, Inc. (the “Company”) under the Israeli Subplan to the Plan that have been designated by the board of directors (or a committee thereof) of the Company as awards subject to the “Capital Gains Track”, according to Section 102(b)(2) and 102(b)(3) and the Income Tax Rules issued thereunder (“Section 102”) of the Israel Income Tax Ordinance (the “Awards”), shall be subject to the terms and conditions of the “Capital Gains Track” set forth in said Section 102 and shall be held by ESOP Management and Trust Services Ltd. as trustee (the “Trustee”) in accordance with the requirements of Section 102 (the “Holding Period”).

I hereby declare that:

1.I understand and accept the provisions of Section 102 and the “Capital Gains Track” as they apply to Awards.

2.Subject to the provisions of Section 102, I hereby confirm that I shall not sell and/or transfer the Awards, or any shares or additional rights associated with the Awards, before the “end of the Holding Period” (as defined in Section 102). In the event that I shall elect to sell or release the shares or additional rights, as the case may be, prior to the “end of the Holding Period,” the provisions of Section 102 shall apply and the applicable tax consequences shall be borne solely by me.

3.I understand that the grant of Awards is subject to the receipt of all required approvals from Israeli tax authorities and compliance with the requirements of Section 102.

4.I agree to be bound by the provisions of the Company’s trust agreement with the Trustee.

5.I hereby confirm that I have: (i) read and understand this letter; (ii) received all the clarifications and explanations that I have requested; and (iii) had the opportunity to consult with my advisers before signing this confirmation letter.

Exhibit 10.2

6.I hereby confirm that, in addition to my confirmation and agreement hereunder, the acceptance or settlement of any such Awards shall be deemed as irrevocable confirmation of my acknowledgements and undertakings herein with respect to such specific Award.

Name of Employee: ___________________

Employee ID : _______________________

Signature: ___________________________

Exhibit 10.2
SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN
UNITED KINGDOM

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A. The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive restricted stock units (“RSUs”) pursuant to the 2012 Equity Incentive Plan (the “Plan”), and

B. ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, CA 95054, U.S.A. (the “Company”), which may grant RSUs under the Plan and is entering into this Election on behalf of the Employer.

1.Introduction

a.This Election relates to all RSUs granted to the Employee under the Plan on or after June 18, 2012, up to the termination date of the Plan.

b.In this Election the following words and phrases have the following meanings:

i.“Chargeable Event” means, in relation to the RSUs:

•the acquisition of securities pursuant to restricted stock units (within section 477(3)(a) of ITEPA);

•the assignment (if applicable) or release of the restricted stock units in return for consideration (within section 477(3)(b) of ITEPA);

•the receipt of a benefit in connection with the restricted stock units, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

•post-acquisition charges relating to the shares acquired pursuant to the restricted stock units (within section 427 of ITEPA); and/or

•post-acquisition charges relating to the shares acquired pursuant to the restricted stock units (within section 439 of ITEPA).

•“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.
•
•“SSCBA” means the Social Security Contributions and Benefits Act 1992.

c. This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the RSUs pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

Exhibit 10.2
d. This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

e. This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2. The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3. Payment of the Employer’s Liability

a.The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

i.by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

ii.directly from the Employee by payment in cash or cleared funds; and/or

iii.by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the RSUs, the proceeds of which must be delivered to the Employer in sufficient time for payment to be made to Her Majesty’s Revenue & Customs (“HMRC”) by the due date; and/or

iv.where the proceeds of the gain are to be made through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive in respect of the RSUs, such amount to be paid in sufficient time to enable the Company to make payment to HMRC by the due date; and/or

v.through any other method as set forth in the applicable RSU agreements entered into between the Employee and the Company.

b. The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the RSUs until full payment of the Employer’s Liability is received.

c. The Company agrees to remit the Employer’s Liability to HMRC on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days if payments are made electronically).

Exhibit 10.2

4. Duration of Election

a.The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

b.This Election will continue in effect until the earliest of the following:

i.the Employee and the Company agree in writing that it should cease to have effect;

ii.on the date the Company serves written notice on the Employee terminating its effect;

iii.on the date HMRC withdraws approval of this Election; or

iv.after due payment of the Employer’s Liability in respect of the entirety of the RSUs to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that by accepting the RSUs where indicated on the Fidelity award acceptance page, the Employee agrees to be bound by the terms of this Election as stated above.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on
behalf of the Company ____________________________

Name Russell Elmer

Position General Counsel

Exhibit 10.2

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

Service-Now.com UK Limited

Registered Office:	Strada Building, 1Bridge Street, Ground Floor & 1st Floor, Staines TW18 4TP, United Kingdom
Company Registration Number:	6299383
Corporation Tax District:	201 South London
Corporation Tax Reference:	201 63597 20602
PAYE Reference:	581/LA08194